Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

EQT MIDSTREAM SERVICES, LLC

The undersigned, desiring to amend the Certificate of Formation of EQT Midstream Services, LLC (the “Company”) pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, does hereby certify as follows:

FIRST:	The name of the Company is EQT Midstream Services, LLC.

SECOND:	Article One of the Certificate of Formation shall be amended as follows:

“Article One

The name of the limited liability company is EQM Midstream Services, LLC.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment to Certificate of Formation this 12th day of October, 2018.

By:	/s/ Thomas F. Karam
Name:	Thomas F. Karam
Title:	President and Chief Executive Officer

Signature Page to Certificate of Amendment of Certificate of Formation

(EQM Midstream Services, LLC)